Exhibit 5.1

ANDREW ABRAMOWITZ, PLLC

565 Fifth Avenue, 9th Floor

New York, New York 10017

November 29, 2017

iBio, Inc.

600 Madison Avenue, Suite 1601

New York, New York 10022

Dear Sirs:

We have acted as special counsel for iBio, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (File No. 333-200410) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and declared effective by the Commission on December 2, 2014, the prospectus included therein (the “Prospectus”) and the prospectus supplement, dated November 28, 2017 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Securities Act.

The Prospectus Supplement pertains to an underwritten offering (the “Offering”) pursuant to the Underwriting Agreement, dated November 29, 2017, between the Company and Aegis Capital Corp, as representative of the underwriters named therein (the “Underwriting Agreement”) and relates to the issuance and sale by the Company of 22,500,000 shares of common stock (the “Firm Shares”), par value $0.001 per share, of the Company (“Common Stock”), and up to 3,375,000 shares of Common Stock (the “Option Shares”) that may be sold pursuant to the exercise of a 45-day over-allotment option granted by the Company.

We understand that the Firm Shares and, if applicable, the Option Shares are to be issued by the Company and sold by the Underwriters, as described in the Registration Statement, the Prospectus and the Prospectus Supplement, pursuant to the Underwriting Agreement filed as Exhibit 1.1 to the Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1.

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of Delaware, we are of the opinion that the issuance and sale of the Firm Shares and, if applicable, the Option Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement and in accordance with the terms and conditions of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to our firm therein and in the Prospectus and the Prospectus Supplement under the caption “Legal Matters.”

Very truly yours,

/s/ Andrew Abramowitz, PLLC
ANDREW ABRAMOWITZ, PLLC